Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144 Pricing Supplement dated April 20, 2020 to the Prospectus dated August 1, 2019 and the Prospectus Supplement dated August 1, 2019

$1,250,000,000

iPath® Series B S&P GSCI® Crude Oil ETN*

This pricing supplement relates to the iPath® Series B S&P GSCI® Crude Oil Exchange-Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time.  The return of the ETNs is linked to the performance of the S&P GSCI® Crude Oil Total Return Index (the “Index”).  The Index is a sub-index of the S&P GSCI® Commodity Index (the “S&P GSCI”) and reflects the excess returns that are potentially available through an unleveraged investment in the commodities futures contracts comprising the Index, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying futures contracts.  The only contract currently used to calculate the Index is the West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange.  The ETNs do not guarantee any return of principal at or prior to maturity and do not pay any interest during their term.  Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose all or a substantial portion of your investment if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity, including any repayment of principal, is not guaranteed by any third party and is subject to both the creditworthiness of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.  If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the ETNs. See “Consent to U.K. Bail-in Power” and “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO WTI CRUDE OIL OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF WTI CRUDE OIL.  In addition, the nature of the futures market for WTI crude oil has historically resulted in a significant cost to maintain a rolling position in the futures contracts underlying the Index.  As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period.  The price of WTI crude oil will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance.  In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held.  For more information, see “Risk Factors” beginning on page PS-10 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in WTI crude oil as an asset class generally.  Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs, as frequently as daily.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

Our estimated value of the ETNs as of the inception date is $50.00 per ETN.  See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $10. The principal amount was $50 per ETN, from, and including, the inception date to, but excluding, September 12, 2019, the effective date for the 5 for 1 split of the ETNs.

Inception and Issue Dates: The ETNs were first sold on November 17, 2016 (the “inception date”) and were first issued on November 22, 2016 (the “issue date”).

Maturity Date: November 20, 2036

Secondary Market:  We have listed the ETNs on the NYSE Arca exchange (“NYSE Arca”) under the ticker symbol “OIL” .**  To the extent an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange.

CUSIP Number: 06745R693

ISIN: US06745R6936

Index: The return on the ETNs is linked to the performance of the Index. The Index is a sub-index of the S&P GSCI and reflects the excess returns that are potentially available through an unleveraged investment in the futures contracts comprising the

* On August 28, 2019, Barclays Bank PLC announced a 5 for 1 split of the ETNs, effective, September 12, 2019. Following the split, 50,000,000 ETNs, principal amount $10 per ETN, were outstanding. An additional 25,000,000 ETNs, principal amount $10 per ETN, was issued on April 9, 2020 and an additional 50,000,000 ETNs, principal amount $10 per ETN, were issued on April 16, 2020.

**Prior to November 15, 2018, the ticker symbol for the ETNs was OILB. The ticker symbol OIL was used historically in connection with the listing of the iPath® S&P GSCI® Crude Oil Total Return Index ETN (the “Delisted ETN”), which was delisted on April 12, 2018.  The ETNs to which this pricing supplement relates are not the same securities as the Delisted ETN.

Index, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying futures contracts.  The only contract currently used to calculate the Index is the WTI crude oil futures contract traded on the New York Mercantile Exchange.  The S&P GSCI is an index on a production-weighted basket of futures contracts on physical commodities traded on trading facilities in major industrialized countries. Each of the S&P GSCI and the Index was designed by Goldman, Sachs & Co.  On February 2, 2007, The Goldman Sachs Group Inc., the parent of Goldman, Sachs & Co., announced the sale of all of the rights of Goldman, Sachs & Co. in the S&P GSCI and all related indices and sub-indices, including the Index, to S&P Dow Jones Indices LLC (formerly Standard & Poor’s Financial Services LLC) (“SPDJI” or the “Index Sponsor”).  SPDJI is now solely responsible for calculating, publishing and maintaining the Index.

Consent to U.K. Bail-in Power: Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the ETNs, by acquiring the ETNs, each holder of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-21 of this pricing supplement.

Payment at Maturity

Payment at Maturity:  If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Closing Indicative Value:  The closing indicative value for each ETN on the initial valuation date was equal to $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  An “index business day” is a day on which the Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/markets/hours-calendars or any successor website thereto.  If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The closing indicative value is not the market prices of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of your ETNs or as a recommendation to transact in the ETNs at the stated price. The market prices of the ETNs at any time may vary significantly from the closing indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid offer spreads.

Daily Index Factor:  The daily index factor for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee:  The investor fee for each ETN on the initial valuation date was equal to zero.  On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.45% per year.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

Trading Day: A trading day with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

Valuation Date: A valuation date means each trading day from November 17, 2016 to November 17, 2036, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days.  We refer to November 17, 2016 as the “initial valuation date” and November 17, 2036 as the “final valuation date” for the ETNs.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 50,000 ETNs or fewer than 50,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Notwithstanding the foregoing, beginning after the close of trading on February 28, 2020 we have reduced the minimum redemption amount to 5,000 ETNs.  Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until February 28, 2022, unless extended at Barclays’ sole discretion.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the valuation date specified by us in such notice.

Redemption Date: In the case of holder redemption, a redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.  In the case of issuer redemption, the redemption date for the ETNs is the fifth business day after the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver the redemption notice.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. However, we are under no obligation to issue or sell ETNs at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated April 20, 2020
Issued in denominations of $10

Suspension of Further Sales and Issuances of the iPath® Series B S&P GSCI® Crude Oil Exchange-Traded Notes

On April 20, 2020, Barclays Bank PLC announced that it was suspending, until further notice, any further sales from inventory and any further issuances of the ETNs. As described in this pricing supplement, under the heading “Risk Factors – The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors,” the market value of the ETNs may be influenced by, among other things, the levels of supply and demand for such ETNs. It is possible that this suspension may influence the market value of the ETNs. Barclays Bank PLC believes that the limitations on issuance and sale implemented may cause an imbalance of supply and demand in the secondary market for the ETNs, which may cause the ETNs to trade at a premium or discount in relation to their indicative value. Therefore, any purchase of the ETNs in the secondary market may be at a purchase price significantly different from their indicative value.

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PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-10
CONSENT TO U.K. BAIL-IN POWER	PS-21
THE INDEX	PS-22
VALUATION OF THE ETNS	PS-32
SPECIFIC TERMS OF THE ETNS	PS-35
CLEARANCE AND SETTLEMENT	PS-40
USE OF PROCEEDS AND HEDGING	PS-40
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-40
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-43
NOTICE OF HOLDER REDEMPTION	A-1
CONFIRMATION OF HOLDER REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-38
TERMS OF THE NOTES	S-41
INTEREST MECHANICS	S-50
TERMS OF THE WARRANTS	S-53
REFERENCE ASSETS	S-60
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-97
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-99
USE OF PROCEEDS AND HEDGING	S-108
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-109
VALIDITY OF SECURITIES	S-129

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	36
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	76
PLAN OF DISTRIBUTION	78
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	82
EXPERTS	82
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

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PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Series B S&P GSCI® Crude Oil Exchange-Traded Notes (the “ETNs”) linked to the performance of the S&P GSCI® Crude Oil Total Return Index (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 1, 2019, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 1, 2019, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at are upon or automatically. Investors should consult their financial advisors before purchasing or selling the

ETNs, especially ETNs trading at a premium over their indicative value.

This section summarizes the following aspects of the ETNs:

•                                          What are the ETNs and how do they work?

•                                          How do you redeem your ETNs?

•                                          What are some of the risks of the ETNs?

•                                          Is this the right investment for you?

•                                          What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC.  The ETNs were issued in denominations of $50 from, and including, the inception date to, but excluding, September 12, 2019, the effective date of the 5 for 1 split of the ETNs. Beginning on September 12, 2019, the ETNs will be issued, if any, in denominations of $10 per ETN.  The return on the ETNs is linked to the performance of the Index.

On August 28, 2019, Barclays Bank PLC announced a 5 for 1 split of the ETNs, effective at the open of trading on September 12, 2019. Following the split, 50,000,000 ETNs, principal amount $10 per ETN, were outstanding.

We have listed the ETNs on NYSE Arca. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in the secondary market.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO WTI CRUDE OIL OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF WTI CRUDE OIL. In addition, the nature of the futures market for WTI crude oil has historically resulted in a significant cost to maintain a rolling position in the futures contracts underlying the Index.  As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period.  The price of WTI crude oil will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance.  In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held.  For more information, see “Risk Factors” beginning on page PS-9 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in WTI crude oil as an asset class generally.  Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs, as frequently as daily.

The Index

The Index is designed to be a benchmark for investment in the crude oil commodity futures markets. The Index is a sub-index of the S&P GSCI® Commodity Index (the “S&P GSCI”) and reflects the excess returns that are potentially available through an unleveraged investment in the futures contracts comprising the Index (the “index components”), plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying futures contracts.  As presently constituted, the only index component is the West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange.

Each of the S&P GSCI (formerly known as the “Goldman Sachs Commodity Index,” or the “GSCI®”) and the Index (formerly known as the “Goldman Sachs Crude Oil Total Return Index”) were designed by Goldman, Sachs & Co.  On February 2, 2007, The Goldman Sachs Group Inc., the parent of Goldman, Sachs & Co., announced the sale of all of the rights of Goldman, Sachs & Co. in the S&P GSCI and all related indices and sub-indices, including the Index, to S&P Dow Jones Indices LLC (formerly Standard & Poor’s Financial Services LLC (“SPDJI” or the “Index Sponsor”)). SPDJI is now solely responsible for calculating, publishing and maintaining the Index.

Understanding the Value of the ETNs

The “principal amount” is $10.00 per ETN. The principal amount was $50 per ETN from, and including, the inception date to, but excluding, September 12, 2019, the effective date of the 5 for 1 split of the ETNs.

The “closing indicative value” is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The calculation of the closing indicative value on any valuation date following the initial valuation date is based on the closing indicative value for the immediately preceding calendar day.  As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs.  The closing indicative value for each ETN on the initial valuation date was equal to $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The ETNs underwent a 5 for 1 split, effective at the open of trading on September 12, 2019. The closing indicative value of the ETNs on September 12, 2019, was $56.95. Such value was divded by 5 to reflect the 5 for 1 split, and rounded up to 8 decimal places and was used to calculate the closing indicative value on September 12, 2019.

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day.  Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported prices for the index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.  The intraday indicative value is calculated and published by NYSE Euronext

(NYSE) or a successor under the ticker symbol OIL.IV.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price.  The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

The daily settlement price of each futures contract underlying the Index is determined at or prior to 2:30 p.m., New York City time, on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The Index Sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative value and/or the intraday indicative value because the trading price reflects investor supply and demand for the ETNs.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, you could lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•                                        deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•                                        deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•                                        instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value per ETN, facing Barclays DTC 229; and

•                                        cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable holder redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•                                        Uncertain Principal Repayment — There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.  Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

•                                        Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.

•                                       Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day until and including maturity.

•                                        Commodity Market Risk — The return on the ETNs is linked to the performance of the Index which, in turn, is linked to the prices of the futures contracts on WTI crude oil that comprise the Index. The prices of such futures contracts may change unpredictably, affecting the level of the Index and, consequently, the value of your ETNs in unforeseeable ways.

•                                        Limited or Lack of Portfolio Diversification — The index components comprising the Index and the Index itself are concentrated in one commodity. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

•                                        No Interest Payments — You will not receive any periodic interest payments on the ETNs.

•                                        A Trading Market for the ETNs May Not Exist — Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•                                        You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs;

•                                        You intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;

•                                        You do not seek current income from your investment;

•                                        You seek an investment with a return linked to the performance of the Index;

•                                        You are willing to accept the risk of fluctuations in the prices of the futures contracts on WTI crude oil that compose the Index;

•                                        You are willing to accept the risks of an investment linked to the Index, which tracks a rolling position in futures contracts on WTI crude oil, and in particular risks associated with roll costs reflected in the level of the Index;

•                                        You believe the level of the Index will increase by an amount sufficient to offset the investor fee during the term of the ETNs;

•                                        You are willing to hold securities that are subject to the issuer redemption right on or after the inception date; and

•                                        You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•                                        You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs;

•                                        You seek current income from your investment;

•                                        You do not intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;

•                                        You are not willing to be exposed to fluctuations in the prices of futures contracts on WTI crude oil that compose the Index;

•                                        You are not willing to accept the risks of an investment linked to the Index, which tracks a rolling position in futures contracts on WTI crude oil, and in particular risks associated with roll costs reflected in the level of the Index;

•                                        You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs;

•                                        You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date;

•                                        You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or

•                                        You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments, as discussed further in the section below entitled “Material U.S. Federal Income Tax Considerations.” If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

However, the U.S. federal income tax consequences of your investment in the ETNs are uncertain. It is possible that the Internal Revenue Service (the “IRS”) may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”).  Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto). In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder. For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level of 100.000.

Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year. The figures in these examples use the annualized effect of the investor fee for convenience.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances.  Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

The hypothetical examples in this section are based on the original principal amount of $50 per ETN. The actual principal amount is $10 per ETN. The principal amount was $50 per ETN from and including, the inception date to, but excluding September 12, 2019, the effective date of the 5 for 1 split of the ETNs.

Figures for year 30 are as of the final valuation date, and figures for each year prior to year 30 represent the hypothetical amount that would be paid upon early redemption at each anniversary of the issue date, assuming that the relevant valuation date for each early redemption occurs on each anniversary of the inception date.

These hypothetical examples are provided for illustrative purposes only.  Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

Example 1

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.45%	Running total of D	C x Previous CINV – D
0	100.0000	-	-	-	$50.0000
1	103.0000	3.00%	$0.2318	$0.4378	$51.2683
2	106.0900	3.00%	$0.2376	$0.4378	$52.5687
3	109.2727	3.00%	$0.2437	$0.8848	$53.9021
4	112.5509	3.00%	$0.2498	$1.3413	$55.2693
5	115.9274	3.00%	$0.2562	$1.8076	$56.6712
6	119.4052	3.00%	$0.2627	$2.2837	$58.1087
7	122.9874	3.00%	$0.2693	$2.7700	$59.5826
8	126.6770	3.00%	$0.2762	$3.2666	$61.0939
9	130.4773	3.00%	$0.2832	$3.7738	$62.6436
10	134.3916	3.00%	$0.2904	$4.2917	$64.2325
11	138.4234	3.00%	$0.2977	$4.8206	$65.8618
12	142.5761	3.00%	$0.3053	$5.3608	$67.5324
13	146.8534	3.00%	$0.3130	$5.9124	$69.2453
14	151.2590	3.00%	$0.3210	$6.4758	$71.0017
15	155.7967	3.00%	$0.3291	$7.0511	$72.8027
16	160.4706	3.00%	$0.3374	$7.6387	$74.6493
17	165.2848	3.00%	$0.3460	$8.2387	$76.5428
18	170.2433	3.00%	$0.3548	$8.8515	$78.4843
19	175.3506	3.00%	$0.3638	$9.4773	$80.4751
20	180.6111	3.00%	$0.3730	$10.1164	$82.5163
21	186.0295	3.00%	$0.3825	$10.7690	$84.6093
22	191.6103	3.00%	$0.3922	$11.4356	$86.7554
23	197.3587	3.00%	$0.4021	$12.1163	$88.9560
24	203.2794	3.00%	$0.4123	$12.8114	$91.2124
25	209.3778	3.00%	$0.4228	$13.5214	$93.5260
26	215.6591	3.00%	$0.4335	$14.2464	$95.8983

27	222.1289	3.00%	$0.4445	$14.9868	$98.3307
28	228.7928	3.00%	$0.4558	$15.7429	$100.8249
29	235.6566	3.00%	$0.4673	$16.5151	$103.3823
30	242.7262	3.00%	$0.4792	$17.3038	$106.0046
			Annualized Index Return		3.00%
			Annualized ETN Return		2.54%

Example 2

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.45%	Running total of D	C x Previous CINV – D
0	100.0000	-	-	-	$50.0000
1	100.4000	0.40%	$0.2259	$0.2259	$49.9741
2	100.8016	0.40%	$0.2258	$0.4517	$49.9482
3	101.2048	0.40%	$0.2257	$0.6773	$49.9223
4	101.6096	0.40%	$0.2255	$0.9029	$49.8965
5	102.0161	0.40%	$0.2254	$1.1283	$49.8706
6	102.4241	0.40%	$0.2253	$1.3536	$49.8448
7	102.8338	0.40%	$0.2252	$1.5788	$49.8190
8	103.2452	0.40%	$0.2251	$1.8039	$49.7932
9	103.6581	0.40%	$0.2250	$2.0289	$49.7674
10	104.0728	0.40%	$0.2248	$2.2537	$49.7416
11	104.4891	0.40%	$0.2247	$2.4785	$49.7158
12	104.9070	0.40%	$0.2246	$2.7031	$49.6901
13	105.3266	0.40%	$0.2245	$2.9276	$49.6643
14	105.7480	0.40%	$0.2244	$3.1520	$49.6386
15	106.1709	0.40%	$0.2243	$3.3762	$49.6129
16	106.5956	0.40%	$0.2242	$3.6004	$49.5872
17	107.0220	0.40%	$0.2240	$3.8244	$49.5615
18	107.4501	0.40%	$0.2239	$4.0483	$49.5358
19	107.8799	0.40%	$0.2238	$4.2721	$49.5102
20	108.3114	0.40%	$0.2237	$4.4958	$49.4845
21	108.7447	0.40%	$0.2236	$4.7194	$49.4589
22	109.1796	0.40%	$0.2235	$4.9429	$49.4333
23	109.6164	0.40%	$0.2233	$5.1662	$49.4077
24	110.0548	0.40%	$0.2232	$5.3894	$49.3821
25	110.4950	0.40%	$0.2231	$5.6125	$49.3565
26	110.9370	0.40%	$0.2230	$5.8355	$49.3309
27	111.3808	0.40%	$0.2229	$6.0584	$49.3054
28	111.8263	0.40%	$0.2228	$6.2812	$49.2798
29	112.2736	0.40%	$0.2226	$6.5038	$49.2543
30	112.7227	0.40%	$0.2225	$6.7263	$49.2288

			Annualized Index Return		0.40%
			Annualized ETN Return		-0.05%

Example 3

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.45%	Running total of D	C x Previous CINV – D
0	100.0000	-	-	-	$50.0000
1	103.0000	3.00%	$0.2318	$0.2318	$51.2683
2	106.0900	3.00%	$0.2376	$0.4694	$52.5687
3	109.2727	3.00%	$0.2437	$0.7130	$53.9021
4	112.5509	3.00%	$0.2498	$0.9629	$55.2693
5	115.9274	3.00%	$0.2562	$1.2190	$56.6712
6	119.4052	3.00%	$0.2627	$1.4817	$58.1087
7	122.9874	3.00%	$0.2693	$1.7510	$59.5826
8	126.6770	3.00%	$0.2762	$2.0272	$61.0939
9	130.4773	3.00%	$0.2832	$2.3104	$62.6436
10	134.3916	3.00%	$0.2904	$2.6007	$64.2325
11	138.4234	3.00%	$0.2977	$2.8985	$65.8618
12	142.5761	3.00%	$0.3053	$3.2037	$67.5324
13	146.8534	3.00%	$0.3130	$3.5167	$69.2453
14	151.2590	3.00%	$0.3210	$3.8377	$71.0017
15	155.7967	3.00%	$0.3291	$4.1668	$72.8027
16	151.2590	-2.91%	$0.3181	$4.4849	$70.3641
17	146.8534	-2.91%	$0.3074	$4.7923	$68.0073
18	142.5761	-2.91%	$0.2971	$5.0894	$65.7294
19	138.4234	-2.91%	$0.2872	$5.3766	$63.5278
20	134.3916	-2.91%	$0.2775	$5.6541	$61.3999
21	130.4773	-2.91%	$0.2683	$5.9224	$59.3433
22	126.6770	-2.91%	$0.2593	$6.1816	$57.3556
23	122.9874	-2.91%	$0.2506	$6.4322	$55.4344
24	119.4052	-2.91%	$0.2422	$6.6744	$53.5777
25	115.9274	-2.91%	$0.2341	$6.9085	$51.7831
26	112.5509	-2.91%	$0.2262	$7.1347	$50.0486
27	109.2727	-2.91%	$0.2187	$7.3534	$48.3722
28	106.0900	-2.91%	$0.2113	$7.5647	$46.7520
29	103.0000	-2.91%	$0.2043	$7.7690	$45.1860
30	100.0000	-2.91%	$0.1974	$7.9664	$43.6725

			Annualized Index Return		0.00%
			Annualized ETN Return		-0.45%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index or the underlying index components.  See “The Index” in this pricing supplement for more information.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in WTI crude oil as an asset class generally.  Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs, as frequently as daily.

You may lose all or a substantial portion of your investment if you invest in the ETNs.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain.  See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Risks Relating to the Return on the ETNs

The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the

Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the ETNs will be redeemed on the fifth business day following the valuation date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs.  Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment.  Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the investor fee between the date you purchased the ETNs and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Index Components

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the index components included in the Index may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any index components or commodities underlying the index components.  In addition, the return on your ETNs will not reflect the return you would have realized if you had actually owned the index components or a security directly linked to the performance of the Index and held such investment for a similar period.  Any return on your ETNs includes the negative effect of the accrued investor fee.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors, Including Volatile WTI Crude Oil Prices

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market.  We expect that generally the value of the index components will affect the Index and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor. Several other factors, many of which are beyond our control, and many of which could themselves affect the prices of the futures contracts underlying the Index, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•                     prevailing spot prices for WTI crude oil and prices of the index components;

•       supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•                  the level of contango or backwardation in the markets for the relevant WTI crude oil futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts;

•                     the time remaining to maturity of the ETNs;

•                    the volatility of the Index, the market prices of the index components and the price of WTI crude oil;

•                      economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of WTI crude oil futures contracts;

•                     the general interest rate environment;

•                  the perceived creditworthiness of Barclays Bank PLC; or

•                  supply and demand in the listed and over-the-counter commodity derivative markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of, as Applicable, the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date.  In no event, however, will a valuation date for the ETNs be postponed by more than five trading days.  As a result, the maturity date or a redemption date could also be postponed to the fifth business day following such valuation date, as postponed.  If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate of the level of the Index for such day.  See “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and an increase in the accrued value of the investor fee and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Risks Relating to the Index

Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption

The Index is composed of commodity futures contracts rather than physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by similar contracts that have a later expiration.  Thus, for example, a futures contract purchased and held in August may specify an October expiration date.  As time passes, the contract expiring in October may be replaced by a contract for delivery in December.  This process is referred to as “rolling.”

If the market for these futures contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract.  Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract.  The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as a “spot return.”

The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the level of the Index. Because of the potential effects of negative roll yields, it is possible for the level of the Index to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing.  It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the level of the Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.

While the futures contracts included in the Index have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the Index and, accordingly, decrease the payment you receive at maturity or upon redemption of your ETNs.

The ETNs Offer Exposure to Futures Contracts and Not Direct Exposure to Physical WTI Crude Oil

The ETNs offer investors exposure to the price of futures contracts on WTI crude oil and not to the spot price of WTI crude oil or any other physical commodities.  The price of a futures contract reflects the market price of a commodity to be delivered at a specified future point in time, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the ETNs may underperform a similar investment that reflects the return on physical WTI crude oil.

Concentration Risks Associated with the Index May Adversely Affect the Value of the ETNs

Because the ETNs are linked to the Index, which maintains a rolling position WTI crude oil futures contracts, they will be less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility.  You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Index.  Your investment may carry risks similar to a concentrated securities investment in one issuer.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

At present, the Index is composed of a single futures contract traded on the New York Mercantile Exchange, which is a regulated futures exchange. As described below, however, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated foreign exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your ETNs in Unforeseeable Ways

Trading in futures contracts on physical commodities, including trading in the index components is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction.  The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the level of the Index and the value of your ETNs in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Supply of and Demand for Physical Commodities Tends to be Particularly Concentrated, So Prices Are Likely to Be Volatile

The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions or industries.  In particular, recent growth in industrial production and gross domestic product has made China and other developing nations oversized users of commodities and has increased the extent to which certain commodities rely on those markets.  Political, economic and other developments that affect China may affect the value of the commodities underlying the index components and, thus, the level of the Index and the ETNs linked to the Index.  Because certain of the commodities underlying the index components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries or with such producers could have a disproportionate impact on the prices of such commodities and therefore the value of your ETNs.

Historical Levels of the Index or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the level of the Index will fall or rise.  The actual performance of the Index or any index component over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index or the index components, which in most cases have been highly volatile.

Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the ETNs and the Amounts Payable on Your ETNs

Commodity futures contracts, such as the index components, are subject to legal and regulatory regimes that impose significant regulatory requirements on the trading of such instruments, and on market participants. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regulatory scheme (including the rulemaking authority granted to the Commodity Futures Trading Commission (“CFTC”)) extended and expanded this regime.  In particular, for example, while position limits currently exist with respect to futures contracts on physical commodities, the CFTC’s proposed rules under Dodd-Frank would create a more extensive and restrictive set of position limits.  It is currently unclear whether the proposed position limit rules will be adopted. However, if adopted as proposed, the rules could adversely affect the cost and liquidity of futures contracts and the market value of the ETNs. Similarly, other regulatory organizations (such as the European Securities and Markets Authority) have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets.  Any of these changes in laws or regulations may have a material adverse effect on the market value of the ETNs and any amounts payable or property deliverable on the ETNs.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the ETNs

Because the ETNs are linked to an Index which is currently composed of the WTI crude oil futures contract traded on the New York Mercantile Exchange, the Index will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.  Additionally, the annual composition of the Index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index components. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following period.  Additionally, the Index Sponsor may not discover every discrepancy. Furthermore, the weightings for the Index are determined by the Index Sponsor, in consultation with the Index Committee.  The Index Sponsor has sole discretion in making decisions with respect to the Index and has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index.  Finally, the exchange-traded commodities underlying the futures contracts included in the Index from time to time are concentrated in one sector.  An investment in the ETNs may therefore carry risks similar to a concentrated securities investment in one industry or sector.

The Index Sponsor May Be Required to Replace a Designated Contract if the Existing Futures Contract Is Terminated or Replaced

A futures contract known as a “designated contract” has been selected as the reference contract for the physical commodity underlying each index component (which, for the Index, currently includes only the WTI crude oil futures contract traded on the New York Mercantile Exchange).  Data concerning this designated contract will be used to calculate the Index that includes that index component.  If a designated contract were to be terminated or replaced in accordance with the rules described under “The Index” in this pricing supplement, a comparable futures contract would be selected by the Index Sponsor, if available, to replace that designated contract.  The termination or replacement of any designated contract may have an adverse impact on the level of the Index.

Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your ETNs

Because the level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon redemption and, therefore, the market value of your ETNs. Assuming the trading prices of the index components included in the Index remain constant, an increase in the

Treasury Bill rate of interest will increase the level of the Index and, therefore, the value of your ETNs. A decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and, therefore, the value of your ETNs.

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your ETNs

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges (including the New York Mercantile Exchange) and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and therefore, the value of your ETNs.

In making its calculations of the Index, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the Index Sponsor, is manifestly incorrect, the Index Sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the Index Sponsor calculates the Index is a day on which a relevant trading facility for a futures contract included on the Index is not open, then the Index Sponsor will use the settlement price for such contract as of the last day on which such trading facility was open. In the circumstances described above, the level of the Index and therefore, the value of your ETNs may be adversely affected.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with the Index Sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the Index Sponsor’s methods or policies relating to the calculation of the Index in its capacity as Index Sponsor.  The Index Sponsor is not under any obligation to continue to calculate the Index or required to calculate any successor indices. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the ETNs or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the discontinued or suspended Index exists, the amount you receive at maturity or upon redemption of the ETNs will be determined by the calculation agent in its sole discretion. See “Specific Terms of the ETNs—Market Disruption Event” and “—Discontinuance or Modification of the Index” in this pricing supplement.

Substantially all of the disclosure in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index and the Index Sponsor.  The Index Sponsor has no obligation to consider your interests as a holder of the ETNs.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the Index Sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of index components and the manner in which changes affecting the index components are reflected in the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity.

Additional commodity futures contracts may satisfy the eligibility criteria for inclusion in the Index, and the commodity futures contract or contracts currently included in the Index may fail to satisfy such criteria.  The weighting factors applied to each futures contract included in the S&P GSCI and/or the Index may change annually, based on changes in commodity production and volume statistics.  In addition, the Index Sponsor may modify the methodology for determining the composition and weighting of the Index, for calculating its value in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the level of the Index.  A number of modifications to the methodology for determining the contracts to be included in the S&P GSCI and for valuing the S&P GSCI, of which the Index is a sub-index, have been made in the past and further modifications may be made in the future.  The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the level of the Index.  Any such changes could adversely affect the value of your ETNs.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuance or Modification of the Index” and “—Role of Calculation Agent.”

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on NYSE Arca. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors.”

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for the ETNs will exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so. If they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 ETNs (subject to the reduction of the minimum redemption size to 5,000 ETNs as described elsewhere in this pricing supplement) at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing

Indicative Value and/or the Intraday Indicative Value

The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value. The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.

If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional notes), lack of liquidity, transaction costs, credit considerations and bid-offer spreads. In addition, paying a premium purchase price over the intraday indicative value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete. We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

Changes in Our Credit Ratings May Affect the Market Value of the ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs.  Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs.  However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. Accordingly, if you hold fewer than 50,000 ETNs or fewer than 50,000 ETNs are outstanding, you will not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right.  The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative value and/or intraday indicative value.  The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market.  A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.

Notwithstanding the foregoing, beginning after the close of trading on February 28, 2020 we have reduced the minimum redemption amount to 5,000 ETNs.  Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until February 28, 2022, unless extended at Barclays’ sole discretion.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

You may only redeem your ETNs on a holder redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable holder redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Holder Redemption Procedures” in this pricing supplement for more information.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent.  We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion.  In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of

Distribution” in this pricing supplement for more information.

Risks Relating to the ETNs Generally

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the ETNs, by acquiring the ETNs, each holder of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the ETNs losing all or a part of the value of your investment in the ETNs or receiving a different security from the ETNs, which may be worth significantly less than the ETNs and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the ETNs. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs will not be a default or an event of default and the Trustee (as defined herein) will not be liable for any action that the Trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent for the ETNs. The calculation agent will, among other things, determine the amount of the return paid out to you on the ETNs at maturity or upon early redemption.  For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs.  If events such as these occur, or if the level of the Index is not available or cannot be calculated because of an index market disruption event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date.  This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions.  Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the

Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of index components and the level of the Index and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in index components, futures or options on index components, the physical commodities underlying the index components or the Index, and other investments relating to index components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers.  Any of these activities could adversely affect the market price of the index components or the level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index that are not for the accounts of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the index components or the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the index components and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index components and the level of the Index and, therefore, the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the IRS could assert that the ETNs should be taxed in a manner that is different from that described in this pricing supplement.  As discussed further below, the U.S. Treasury Department and the IRS issued a notice in 2007 indicating that the U.S. Treasury Department and the IRS are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income. It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

Moreover, the ETNs might be treated as debt instruments. In that event, if you are a U.S. Holder, you will be required under Treasury regulations relating to the taxation of “contingent payment debt instruments” to accrue into income original issue discount on the ETNs every year at a “comparable yield”

determined at the time of issuance and recognize any gain on the ETNs as ordinary income. It is also possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components.  In this case, it is possible that Section 1256 of the Internal Revenue Code (the “Code”), could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs and you would also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below.  You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the ETNs, by acquiring the ETNs, each holder of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the ETNs such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the ETNs, or amendment of the amount of interest or any other amounts due on the ETNs, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the ETNs solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the ETNs further acknowledges and agrees that the rights of the holders of the ETNs are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

THE INDEX

The following is a description of the S&P GSCI, and the Index. We have derived substantially all of the information contained in this pricing supplement regarding the Index, including its make-up, method of calculation, changes in its components and historical performance, from publicly available information. We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index and the Index Sponsor.

The information contained herein with respect to the S&P GSCI and the Index reflects the policies of the Index Sponsor at the date of this pricing supplement. The S&P GSCI, the Index and the policies of the Index Sponsor are subject to change by the Index Sponsor at any time. The Index Sponsor owns the copyright and all other rights to the S&P GSCI and the Index. The Index Sponsor is not involved in the offer of the ETNs in any way, has no obligation to consider your interests as a holder of the ETNs, and the Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the discontinuance or modification of the Index are described below in the section entitled “Specific Terms of the ETNs — Discontinuance or Modification of the Index.”

Current information regarding the level of the Index is available from the Index Sponsor and numerous public sources. Neither we nor any of our affiliates make any representation that publicly available information about the Index is accurate or complete. In addition, neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index.

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Index is not an indication that the Index is more or less likely to increase or decrease at any time during the term of your ETNs. It is impossible to predict whether the price of the index components will rise or fall and you should not take the historical values of the Index as an indication of future performance. We cannot give you any assurance that the future performance of the Index or any index component will result in you receiving an amount greater than the principal amount of your ETNs at maturity or upon early redemption. Neither we nor any of our affiliates makes any representation to you as to the performance of the Index.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Because the Index is a sub-index of the S&P GSCI, disclosure in this pricing supplement relating to the S&P GSCI accordingly relates to the Index as well and should be read in conjunction with the individual description of the Index.

Commodity Futures Markets

As discussed in the description of the Index below, the Index is composed of one or more futures contracts on physical commodities. Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the S&P GSCI and thus the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The S&P GSCI

The Index is a sub-index of the S&P GSCI. Disclosure in this section relating to the methodology for compiling the S&P GSCI accordingly relates as well to the methodology of compiling the Index.  The next section, “—The Index—Composition and Calculation,” describes the features of the Index that differ from the S&P GSCI.

The S&P GSCI is an index based on a production-weighted basket of futures contracts on physical commodities traded on trading facilities in countries that are members of the Organization for Economic Cooperation and Development (“OECD”). The S&P GSCI is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in countries that are members of the OECD. The commodities represented in the S&P GSCI are weighted, on a production basis, to reflect their relative significance (in the view of SPDJI, in consultation with the Index Committee, which is described below) to the world economy. The fluctuations in the value of the S&P GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets. The value of the S&P GSCI has been normalized such that its hypothetical level on January 2, 1970 was 100.

The contracts to be included in the S&P GSCI at any given time must satisfy several sets of eligibility criteria established by SPDJI. First, SPDJI identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI is also reviewed on a monthly basis by SPDJI.

Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI. The methodology for determining the composition and weighting of the S&P GSCI and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI. SPDJI makes the official calculations of the S&P GSCI.

The Index Committee and the S&P GSCI Index Advisory Panel

SPDJI has established an index committee (the “Index Committee”) to oversee the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the S&P GSCI and the Index.  At each meeting, the Index Committee reviews any issues that may affect the components of the S&P GSCI, statistics comparing its composition to the market, commodities that are being considered as candidates for addition and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters. SPDJI considers information about changes to its indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.  All references to methodology related decisions made by SPDJI in this pricing supplement represent decisions made by the Index Committee.

SPDJI has also established a Commodity Index Advisory Panel (the “Panel”) to assist it in connection with the operation of the S&P GSCI. The Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Panel acts solely in an advisory and consultative capacity; the Index Committee makes all decisions with respect to the composition, calculation and operation of the S&P GSCI. Certain members of the Panel may be affiliated with clients of SPDJI. Also, certain members of the Panel may be affiliated with entities which from time to time may have investments linked to the S&P GSCI, either through transactions in the contracts included in the S&P GSCI, futures contracts on the S&P GSCI or derivative products linked to the S&P GSCI.

Eligibility Criteria for the S&P GSCI

Non-Financial Commodities. In order to be included in the S&P GSCI, a contract must be on a physical commodity and may not be on a financial commodity (e.g., securities, currencies, interest rates, etc.). The contracts on a particular commodity need not require physical delivery by their terms in order for the commodity to be considered a physical commodity.

Certain Contract Characteristics. The following criteria must be satisfied:

1.             The contract must have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future.

2.             The contract must, at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

3.             The exchange, facility or other platform (referred to as a “trading facility”) on which the contract is traded must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

Denomination and Geographical Requirements. The contract must be denominated in U.S. dollars and traded on or through a trading facility that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development (OECD) during the relevant Annual Calculation Period or Interim Calculation Period.

Availability of Daily Contract Reference Prices. The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) for such contract generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion. In appropriate circumstances, SPDJI may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract.

Availability of Volume Data. Volume data with respect to such contract must be available, from approved sources, for at least the three months immediately preceding the date on which the determination is made.

Total Dollar Value Trading Requirement. The following criteria must be satisfied:

1.             In order to be added to the S&P GSCI, a contract that is not included in the S&P GSCI at the time of determination, and is based on a commodity that is not represented in the S&P GSCI at such time, must have an annualized total dollar value traded, over the relevant period, of at least US$ 15 billion. The total dollar value traded is the dollar value of the total annualized quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

2.             In order to continue to be included in the S&P GSCI, a contract already in the S&P GSCI at the time of determination, and that is the only contract on the relevant commodity included in the S&P GSCI, must have an annualized total dollar value traded of at least US$ 5 billion over the relevant period, and of at least US$ 10 billion during at least one of the three annual observation periods.

3.             In order to be added to the S&P GSCI, a contract that is not in the S&P GSCI at the time of determination, and is based on a S&P GSCI Commodity on which there are one or more contracts already in the S&P GSCI at such time, must have an annualized total dollar value traded, over the relevant period, of at least US$ 30 billion.

4.             In order to continue to be included in the S&P GSCI, a contract that is already in the S&P GSCI at the time of determination, and is based on a commodity on which there are one or more contracts already in the S&P GSCI at such time, must have an annualized total dollar value traded of at least US$ 10 billion over the relevant period, and of at least US$ 20 billion during at least one of the three annual observation periods.

Reference Percentage Dollar Weight Requirement. The following criteria must be satisfied:

1.             In order to continue to be included in the S&P GSCI, at the time of determination, a cContract must have a reference percentage dollar weight of at least 0.10%.

2.             In order to be added to the S&P GSCI, a contract must have a reference percentage dollar weight of at least 1.00% at the time of determination.

The reference dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. The reference percentage dollar weight is calculated based on the proposed composition of the S&P GSCI determined according to the procedures set forth above.

Selection of Contracts on the Same Commodity. In the event that two or more contracts on the same commodity satisfy the eligibility criteria set forth above, such contracts are included in the S&P GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first. No further contracts are included if such inclusion results in the portion of the S&P GSCI attributable to such commodity exceeding a particular level; and

If under the procedure set forth in the preceding paragraph, additional contracts could be included with respect to several commodities at the same time, the procedure in the preceding paragraph is first applied to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria the contract with the highest total quantity traded on such commodity is included. Before any additional contracts on any commodity are included, the portion of the S&P GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

As of the date of this pricing supplement, 24 contracts meet the requirements for inclusion in the S&P GSCI.

Contracts Included in the S&P GSCI for 2020

Trading Facility	Commodity	Ticker(1)
CBT	Chicago Wheat	W
KBT	Kansas Wheat	KW
CBT	Corn	C
CBT	Soybeans	S
ICE - US	Coffee	KC
ICE - US	Sugar	SB
ICE - US	Cocoa	CC
ICE - US	Cotton	CT
CME	Lean Hogs	LH
CME	Live Cattle	LC
CME	Feeder Cattle	FC
NYM/ICE	WTI Crude Oil	CL
NYM	Heating Oil	HO
NYM	RBOB Gasoline	RB
ICE – UK	Brent Crude Oil	LCO
ICE - UK	Gasoil	LGO
NYM/ICE	Natural Gas	NG
LME	Aluminum	MAL
LME	Copper	MCU
LME	Lead	MPB
LME	Nickel	MNI
LME	Zinc	MZN
CMX	Gold	GC
CMX	Silver	SI

(1)	Tickers are Reuters RIC Codes.

The quantity of each of the contracts included in the S&P GSCI is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by sources of information determined by SPDJI, including the United Nations Statistical Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, SPDJI may calculate the weight of such commodity based on regional, rather than world, production data.

The five-year moving average is updated annually for each commodity included in the S&P GSCI, based on the most recent five-year period (ending approximately one-and-one-half years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights (“CPWs”) used in calculating the S&P GSCI are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, SPDJI performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI will change on one or more of these monthly valuation dates. In addition, regardless of whether any changes have occurred during the year, SPDJI reevaluates the composition of the S&P GSCI at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI. Commodities included in the S&P GSCI which no longer satisfy such criteria, if any, will be deleted.

SPDJI also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI are necessary or appropriate in order to assure that the S&P GSCI represents a measure of commodity market performance and to preserve and enhance S&P GSCI’s tradability. SPDJI has the discretion to make any such modifications. We do not have any obligation to notify you if SPDJI changes the composition of the S&P GSCI, the methodology of calculating the value of the S&P GSCI or any other policies of SPDJI relevant to the S&P GSCI.

Contract Expirations

Because the S&P GSCI is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI for each commodity during a given year are designated by SPDJI, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them SPDJI includes in the S&P GSCI.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by SPDJI. If two consecutive contract expirations have not been made available for trading on a trading facility for at least six months prior to the date on which the roll period is scheduled to begin, with respect to the first of these two contract expirations, the SPDJI will determine what action should be taken, which may include a decision to delete the contract expiration from the S&P GSCI for the remainder of the year or to include such contract expiration if the contract expiration is made available by a specified date.   If a trading facility ceases trading in all contract expirations relating to a particular contract,

SPDJI may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, SPDJI will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications, contract expirations and other matters.

Value of the S&P GSCI

The value of the S&P GSCI on any given day is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time. The total dollar weights of the S&P GSCI is the sum of the dollar weight of each of the components of the S&P GSCI. The dollar weight of each such Index Component on any S&P GSCI business day is equal to:

•                                          the daily contract reference price,

•                                          multiplied by the appropriate CPW, and

•                                     during a roll period, the appropriate “roll weight” (discussed below).

Daily Contract Reference Price

The daily contract reference price used in calculating the dollar weight of each component of the S&P GSCI on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that if the exchange is closed or otherwise fails to publish a daily contract reference price on that day or if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected. However, if the price is not made available or corrected by 4:00 p.m., New York City time, SPDJI may determine the appropriate daily contract reference price for the applicable futures contract for purposes of the relevant S&P GSCI Index calculation. The initial value of the S&P GSCI was normalized such that its hypothetical level on January 2, 1970 was 100.

Roll Weights and Roll Periods

The “roll weight” of a commodity reflects the fact that the positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCI occurs from the fifth to ninth S&P GSCI business days of each month which are days on which the indices are calculated, as determined by NYSE Euronext Holiday & Hours schedule.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•                                        if, with respect to any current contract expiration and the next contract expiration, the S&P GSCI business day on which the roll is intended to occur is not a day on which the trading facility on or through which the given contract expirations are traded is scheduled to be open for trading for at least three hours, these contract expirations are not available for trading during these hours or no daily contract reference price is published by the trading facility for a given contract expiration;

•                                       any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•                                        the daily contract reference price published by the relevant trading facility reflects manifest error and such error is not corrected by the S&P GSCI settlement time or the trading facility for any reason fails to publish the price for such contract expiration by 4:00 p.m., New York City time. In that event, SPDJI may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price.  If the trading facility publishes a price or a corrected price before the opening of trading on the next day, SPDJI will revise the portion of the roll accordingly; or

•                                        trading in the relevant contract terminates prior to its scheduled closing time and does not resume at least ten minutes prior to, and continue until, the scheduled closing time.

The Index—Composition and Calculation

As presently constituted, the only contract in the S&P GSCI used to calculate the Index is the WTI crude oil futures contract traded on the New York Mercantile Exchange.  The WTI crude oil futures contract included in the Index changes each month because the contract included in the Index at any given time is currently required to be the WTI crude oil futures contract traded on the New York Mercantile Exchange with the closest expiration date (the “front-month contract”).  The front-month contract expires each month on the third business day prior to the 25th calendar day of the month. The Index incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. The Index gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the Index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the Index.  Over time, this monthly roll-over leads to the inclusion of many different individual WTI crude oil futures contracts in the Index.  The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the index components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract.  As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Level of the Index

The Index incorporates the returns of those contracts in the S&P GSCI that comprise the Index (currently only the WTI crude oil futures contract traded on the New York Mercantile Exchange), the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery and the interest earned on hypothetical fully collateralized contract positions on the commodities included in the Index.

The level of the Index on any S&P GSCI Business Day is equal to the product of (1) the level of the Index on the immediately preceding S&P GSCI business day and (2) one plus the sum of the contract daily return and the Treasury Bill return on the S&P GSCI business day on which the calculation is made and (3) one plus the Treasury Bill return for each non-S&P GSCI business day since the immediately preceding S&P GSCI business day.  The contract daily return on any given day is equal to the sum, for each of the commodities included in the Index, of the applicable daily contract reference price on the relevant contract (currently only the WTI crude oil futures contract traded on the New York Mercantile Exchange) multiplied by the appropriate CPW and the appropriate roll weight, divided by the total dollar weight of the Index on the preceding day, minus one.  The Treasury Bill return is the return on a hypothetical investment in the Index at a rate equal to the interest rate on a specified U.S. Treasury Bill.

Hypothetical and Actual Historical Performance of the Index

The closing level of the Index is deemed to have been 100.00 on December 31, 1986 (the “Index Base Date”).

The index sponsor began calculating the Index on May 1, 1991.  Therefore, the historical information for the period from the Index Base Date until May 1, 1991 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on the Index Base Date.  Historical information from the period from and including May 1, 1991 is based on the actual performance of the Index.

The hypothetical historical information was determined using the methodology currently used to calculate the Index.  The hypothetical historical information does not reflect actual performance of the Index and has not been verified by an independent third party.  Hypothetical historical information has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight.  Alternative selection criteria or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information provided below.

All calculations of historical information are based on information obtained from various third-party independent and public sources, without independent verification.

The hypothetical and actual historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase sufficiently to cause holders of the ETNs to receive any return on their initial investment at maturity or upon early redemption of the ETNs.  The hypothetical and actual historical performance of the Index shown below does not represent the performance of the ETNs, which are subject to certain fees.

The following table illustrates:

(i)                                   on a hypothetical basis, how the Index would have performed from December 31, 1986 to December 31, 1990 based on the selection criteria and methodology described above; and

(ii)                                on an actual basis, how the Index has performed from December 31, 1991 onwards.

December 31, 1986	100.00
December 31, 1987	111.26

December 30, 1988	128.86
December 29, 1989	250.34
December 31, 1990	366.73
December 31, 1991	305.95
December 31, 1992	317.11
December 31, 1993	205.34
December 30, 1994	285.04
December 29, 1995	380.84
December 31, 1996	793.33
December 31, 1997	546.93
December 31, 1998	286.55
December 31, 1999	638.13
December 29, 2000	961.62
December 31, 2001	716.96
December 31, 2002	1134.98
December 31, 2003	1446.80
December 31, 2004	2094.82
December 30, 2005	2538.80
December 29, 2006	2108.48
December 31, 2007	3108.99
December 31, 2008	1384.47
December 31, 2009	1483.50
December 31, 2010	1,481.89
December 30, 2011	1,462.50
December 31, 2012	1,293.96
December 31, 2013	1,371.77
December 31, 2014	787.99
December 31, 2015	430.74
December 30, 2016	465.36
December 29, 2017	484.41
December 31, 2018	385.13
December 31, 2019	516.42
April 20, 2020	135.444

Hypothetical and actual historical performance of the Index is not an indication of future performance.  Future performance of the Index may differ significantly from hypothetical and actual historical performance, either positively or negatively.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

S&P GSCI® Crude Oil Total Return Index Historical Performance (Normalized)
December 31, 1999 – April 20, 2020

Source: Bloomberg

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

LICENSE AGREEMENT

The S&P GSCI® Index and the S&P GSCI® Crude Oil Total Return Index (the “S&P GSCI Indexes”) are products of S&P Dow Jones Indices LLC (“SPDJI”), and have been licensed for use by Barclays Bank PLC.  S&P® and GSCI® are registered trademarks of Standard & Poor’s Financial Services LLC (“SPFS”). These trademarks have been licensed to SPDJI and its affiliates and sublicensed to Barclays Bank PLC for certain purposes.  The S&P GSCI Indexes are not owned, endorsed, or approved by or associated with Goldman, Sachs & Co. or its affiliated companies.

The ETNs are not sponsored, endorsed, sold or promoted by SPDJI, SPFS, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI Indexes to track general market performance.  S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the S&P GSCI Index is the licensing of the S&P GSCI Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors.  The S&P GSCI Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Barclays Bank PLC or the ETNs.  S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the ETNs into consideration in determining, composing or calculating the S&P GSCI Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the ETNs.  There is no assurance that investment products based on the S&P GSCI Index will accurately track the performance of the index or provide positive investment returns.  SPDJI is not an investment advisor.  Inclusion of a security within the S&P GSCI Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P GSCI Index. It is possible that this trading activity will affect the value of the S&P GSCI Index and the ETNs.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P GSCI INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION (INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS)) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI INDEXES OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of the ETNs include, but are not limited to, prevailing spot prices for WTI crude oil and prices of the index components; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory; the level of contango or backwardation in the markets for the relevant WTI crude oil futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts; the time remaining to maturity of the ETNs; the volatility of the Index, the market prices of the index components and the price of WTI crude oil; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of WTI crude oil futures contracts; the general interest rate environment; the perceived creditworthiness of Barclays Bank PLC; or supply and demand in the listed and over-the-counter commodity derivative markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day.  Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the accrued investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the accrued investor fee accruing during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value of the ETNs is calculated and published by NYSE Euronext (the “IIV calculation agent”) or a successor under the ticker symbol OIL.IV.

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value  =  Closing Indicative Value on the immediately preceding calendar day  Í  Current Daily Index Factor where:

Closing Indicative Value  =  The closing indicative value of the ETNs as described in this pricing supplement;

Current Daily Index Factor  =  The most recent published level of the Index as reported by the index sponsor  /  the closing level of the Index on the immediately preceding index business day.

The IIV calculation agent is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative value will be derived from sources deemed reliable, but the IIV calculation agent and its respective suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the ETNs. The IIV calculation agent makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the intraday indicative value or any data included therein. The IIV calculation agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

The IIV calculation agent and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the IIV calculation agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value of the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The IIV calculation agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. The IIV calculation agent is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.  The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value.  See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day.  Published Index levels from the Index Sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your ETNs.  The actual trading price of the ETNs may be different from their intraday indicative value.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “Announcement Date,” and we will issue a notice to holders of the ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly.  For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below.  The record date for the split will be the 9th business day after the announcement date.  The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion.  For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below.  The record date for the reverse split will be on the 9th business day after the announcement date.  The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion.  Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.  For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

On August 28, 2019, Barclays Bank PLC announced a 5 for 1 split of the ETNs, effective at the open of trading on September 12, 2019. Following the split, 50,000,000 ETNs, principal amount $10 per ETN, were outstanding.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time.  This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement.  The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on November 17, 2016, which we refer to as the “inception date.”  The ETNs were first issued on

November 22, 2016, which we refer to as the “issue date,” and will be due on November 20, 2036.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day.  If the final valuation date is postponed (as described above), the maturity date will be the fifth business day following the final valuation date, as postponed. The calculation agent may postpone the final valuation date—and therefore the maturity date—of the ETNs if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

The ETNs were issued in denominations of $50 from, and including, the inception date to, but excluding, September 12, 2019, the effective date of the 5 for 1 split of the ETNs. Beginning on September 12, 2019, the ETNs will be issued, if any, in denominations of $10 per ETN.  We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the final valuation date.

The “closing indicative value” for each ETN on the initial valuation date was equal to $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The ETNs underwent a 5 for 1 split, effective at the open of trading on September 12, 2019. The closing indicative value of the ETNs on

September 12, 2019 was $56.95. Such value was divided by 5 to reflect the 5 for 1 split, and rounded up to 8 decimal places and was used to calculate the closing indicative value on September 12, 2019.

An “index business day” is a day on which the Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/markets/hours-calendars or any successor website thereto.

The “daily index factor” for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” for each ETN on the initial valuation date was equal to zero.  On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.45% per year.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

A “trading day” with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” means each trading day from November 17, 2016 to November 17, 2036, inclusive (subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five trading days) or, if such date is not a trading day, the next succeeding trading day.

The “initial valuation date” for the ETNs is November 17, 2016.

The “final valuation date” for the ETNs is November 17, 2036.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day.  If the final valuation date is postponed (as described above), the maturity date will be the fifth business day following the final valuation date, as postponed. The calculation agent may postpone the final valuation date—and therefore the maturity date—of the ETNs if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Upon Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum.  We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.  If you choose to redeem your ETNs, you will receive a cash payment in U.S. dollars for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date.

Notwithstanding the foregoing, beginning after the close of trading on February 28, 2020 we have reduced the minimum redemption amount to 5,000 ETNs.  Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until February 28, 2022, unless extended at Barclays’ sole discretion.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

A “redemption date” is:

•                                          in the case of holder redemption, the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date; and

•                                          in the case of issuer redemption, the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•                                          deliver a notice of holder redemption, in proper form,  which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•                                          deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00

p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•                                          instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value, facing Barclays DTC 229; and

•                                          cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after inception date until and including maturity.  If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs.  In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event as described below in this pricing supplement), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Market Disruption Events

Each valuation date may be postponed and thus the determination of the level of the Index may be postponed if that valuation date is not a trading day or if the calculation agent determines that, on that valuation date, a market disruption event has occurred or is continuing in respect of the Index. Any commodity or commodity futures contract constituting part of the Index is referred to as an “index component” for purposes of this section.

Any of the following will be a “market disruption event”:

•                  a material limitation, suspension or disruption of the trading day in any index component included directly or indirectly in the Index;

•                  the settlement price for any index component included directly or indirectly in the Index is a “limit price,” which means that the settlement price for that contract has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; or

•                  failure by the Index Sponsor to announce or publish the closing level of the Index or of the applicable trading facility or other price source to announce or publish the settlement price or closing level for one or more index components.

The following events will not be market disruption events:

•                  a decision by a trading facility to permanently discontinue trading in any index component.

If the calculation agent determines that any valuation date (including the final valuation date) is not a trading day for any index component or on any valuation date (including the final valuation date) a market disruption event occurs or is continuing in respect of any index component, that valuation date will be postponed to the earlier of (i) the fifth trading day after the originally scheduled valuation date and (ii) the earliest date that the level, value or price of each index component that is affected by a market disruption event or by the non-trading day can be determined. If such a postponement occurs, the level, value or price of the index components unaffected by the market disruption event or non-trading day will be determined on the scheduled valuation date and the level, value or price of any affected index component will be determined using the settlement level, value or price of that affected index component on the first trading day following the scheduled valuation date on which no market disruption event occurs or is continuing for that affected index component. In no event, however, will a valuation date be postponed by more than five trading days. If the calculation agent determines that a market disruption event occurs or is continuing in respect of any index component on the fifth trading day after the originally scheduled valuation date, the calculation agent will determine the level, value or price for the affected index component in good faith and in a commercially reasonable manner.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount.  Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs.  This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture.  We discuss these matters in the attached prospectus under

“Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We may consolidate the additional securities to form a single class with the outstanding ETNs.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and it or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing level of the Index is not available because of a market disruption event or for any other reason, on the date on which the level of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the index components or the method of calculating the Index has been changed at any time in any respect – including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason –

then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent after the original issue date of the ETNs without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the daily index factor, the investor fee, the default amount, the level of the Index on any valuation date, the closing indicative value of the ETNs on any valuation date, the maturity date, redemption dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final, conclusive and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•                                          acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the index components (including the underlying physical commodities) or the Index;

•                                          acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or commodities; or

•                                          any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs.  In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on index components (including the underlying physical commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the index components or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the ETNs from time to time and the amount payable at maturity or upon early redemption.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and, when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This section applies to you only if you are a U.S. Holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income. This section does not apply to you if you are a member of a class of U.S. Holders subject to special rules, such as:

•                       a dealer in securities;

•                       a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                       a financial institution;

•                       an insurance company;

•                       a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively ;

•                     a “regulated investment company” as defined in Code Section 851;

•                     a “real estate investment trust” as defined in Code Section 856;

•                     a partnership or other pass-through entity;

•                     a person that owns an ETN as part of a straddle or conversion transaction for tax purposes or that has entered into a “constructive sale” with respect to the ETN; or

•                     a person whose functional currency for tax purposes is not the U.S. dollar.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of your partners and your activities.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You are a U.S. Holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•                     a citizen or individual resident of the United States;

•                     a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia;

•                     an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                     a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments. If the ETNs are so treated, you should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, early redemption, or “deemed exchange” as described below. You should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. This capital gain or loss should be long-term capital gain or loss if you have held the ETN for more than one year at that time.  The deductibility of capital losses is subject to limitations. Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis therein on the relevant roll date or Index rebalance date. Any gain recognized on a deemed exchange should be capital gain. You should consult your tax advisor regarding the possible U.S. federal income tax consequences of Index rolls or rebalancings.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes.  Therefore the IRS might assert that your ETNs should be treated in a manner that differs from that described above. For example, the IRS might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs were so treated, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-

rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, exchange, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.  Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.

Moreover, it is possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components.  In this case, it is possible that Code Section 1256 could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice that may affect the taxation of the ETNs.  According to the notice, the U.S. Treasury Department and the IRS are actively considering whether the beneficial owner of an instrument such as the ETNs should be

required to accrue ordinary income on a current basis.   The notice also states that the U.S. Treasury Department and the IRS are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. investors in instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Code Section 1260 might be applied to such instruments.

It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.   Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Foreign Account Tax Compliance Withholding

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF HOLDER REDEMPTION

Email or Fax to:  etndesk@barclays.com or 212-412-1232

Subject:  iPath® Series B S&P GSCI® Crude Oil ETN, Notice of Holder Redemption, CUSIP No. 06745R693

[BODY OF EMAIL]

Name of holder:  [ ]

Number of ETNs to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF HOLDER REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Email: etndesk@barclays.com

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, iPath® Series B S&P GSCI® Crude Oil Exchange-Traded Notes due November 20, 2036 CUSIP No. 06745R693 (the “ETNs”), redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):
Contact Name:
Telephone:

(You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$1,250,000,000 Series B iPath® S&P GSCI® Crude Oil ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

_________________

Pricing Supplement dated

April 20, 2020

(to Prospectus dated August 1, 2019 and
Prospectus Supplement dated August 1, 2019)